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                                                                Exhibit 10.4

TENANCY AGREEMENT

THE LANDLORD: WARMATE INDUSTRIAL LTD
              RM 1501 KAM FAI HONG,
              53-59 MO WU ST, HUNGHOM
              KOWLOON
              TEL: 2764 9487
              BUSINESS REGISTRATION NO: 12288690

THE TENANT:   EURO TECH (CHINA) LTD
              18/F GEE CHANG HONG CENTRE
              65 WONG CHUK HANG RD
              HONG KONG
              TEL: 2814 031
              BUSINESS REGISTRATION NO: 17921699

1) The Landlord lets and the Tenant takes Rm 2606 South Tower, Guangzhou World Trade Center, 371-375 Huan She East Rd, Guangzhou, P.R. China as Office Use. The Tenancy period is for a fixed term of 1 year starting from 15 Apr 1995 and the option of another year till 14 Apr 1997.

2) The monthly rent is HK$13,800.- payable in cash to the Hong Kong bank account of the Landlord. The Landlord's bank account number is:
    01469400017139 (Yien Yip Bank, Hunghom Branch), Account name is: Warmate Industrial Ltd. Deposit receipt must be faxed to the Landlord as proof.

3) Method of rent payment and date: The tenant shall pay the difference of the 2 month deposit i.e. HK$5,600.- to the landlord on the date of signing this Tenancy Agreement. The landlord have also to pay HK$1,000.- as The tenant shall pay the monthly rent on or before 15th of the current month and a receipt must be given by the Landlord. Upon completion of the Tenancy Agreement, the tenant have settled all outstanding rent and other expenses (if any), the landlord shall refund the deposit to the tenant, however if the tenant have breach the Tenancy Agreement and have caused damages to the landlord, the landlord have the right to deduct such damages from the deposit.

4) If the Landlord refused to receive the rent which is paid by the tenant according to this Tenancy Agreement. The Tenant can go to the Guangzhou Public Notary for proof of "Refuse to receive the rent", and the Tenant shall not be responsible for Late payment of the rent.
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5)  Both the Tenant and the landlord are not allowed to find excuses of terminating this Tenancy Agreement during the Tenancy Period. However, if the Landlord really in need of the Property for own use, they need to send a written notice to the tenant 2 months ahead or pay to the tenant the compensation of 2 month rental fee in lieu of notice.

6) During the tenancy period, the repair & maintenance of the property, property tax and the expenses incurred for the use of the land and other expenses which belong to the landlord will be borne by the landlord. The tenant shall pay for the monthly maintenance fee, telephone fee, clearing fee, electricity and water fee & other indoor maintenance fee. Upon completion or termination of the Tenancy Agreement, and the tenant's proof of all above fees have been settled, the landlord shall return to the tenant the deposit (without interest) of the management fee, electricity fee & etc. The landlord have the right to deduct any outstanding fee or unpaid amount from the deposit.

7) During the tenancy period, the tenant will be responsible for the maintenance, restoration or compensation to the landlord should there be any damages to the premises that is caused by the tenant.

8) The tenant shall not allowed to change the structure and the use of the premises; the storage of prohibited, explosive & combustible substances. The tenant shall obey the laws of The People Republic Of China and Guangzhou City, obey the the ethics of the socialism. The tenant shall not make or permit to make any alterations or additions to the said premises without the consent of the landlord. Such alternation shall be restored upon request of the landlord on completion of the Tenancy Agreement.

9) The tenancy agreement will be terminated automatically should there be irresistible natural disasters which cause damages to the premises. Neither the tenant nor the landlord shall be responsible for the consequences. In the case of great damages in the premises and the landlord refuse to repair, the tenant can terminate the tenancy agreement or have the damages be repaired and the repair cost will be treated as rental fee.
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10) During the tenancy period, the landlord shall inform the tenant by registered mail if the tenant failed to hand in the rental fee on time. If the tenant did not pay the rent for one month or over, or the management, electricity fee for two months or over will be treated as breach of contract, and the tenancy agreement will be terminated automatically. The landlord have the right to take back the premises without the consent of the tenant.

11) Due to the breach of the contract of the tenant, the landlord have the right to take back the premises and duly inform the management office of the building. If the tenant did not hand over the door key to the landlord, the landlord have the right to enter the premises together with the building's management office staff. The landlord have the right to have the substances left in the premises to auction and the revenue received from the auction shall be treated as payment for the outstanding rent and the related expenses. The surplus, if any, shall return to the tenant. The tenant shall accept the above arrangement and no objection shall be entertained should he failed to fulfil the Tenancy Agreement.

12) If the amount of the revenue come from the auction cannot cover the cost of the outstanding rent, the management fee and the related expenses, the landlord have the right to claim the tenant until all expenses incurred are settled.

13) Upon completion/termination of the Tenancy Agreement, the tenant shall remove all furnitures/substances out of the premises promptly. The substances shall be treated as abandon if they are still kept in the premises 5 days after the removal. The landlord have the right to dispose the said substances with the witness of the management office staff.

14) Upon completion of the Tenancy Agreement, the tenant have the priority to rent the premises from the landlord and the rental fee will be negotiated.

15) Should argument occured, the tenant and the landlord shall adopt a friendly way to resolve the problem or to approach the Guangzhou Notary / Middle People Court for juridical action.
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16)     This Tenancy Agreement is printed and signed. It shall be effect from the date of signing.

17) This Tenancy Agreement contains 1 set in two pages, two copies. Each of the tenant and the landlord keep one and both copies are valid.

WARMATE INDUSTRIAL LTD                                   EURO TECH (CHINA) LTD

SIGNED                                                   SIGNED
DATED  :  17 MAR 1996